Exhibit 3.13

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

SITEL INTERNATIONAL HOLDING, INC.

SITEL INTERNATIONAL HOLDING, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That by unanimous written consent in lieu of a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that the proposed amendment be considered by the sole stockholder. The resolution setting forth the proposed amendment is as follows:

RESOLVED: That the Board of Directors of the Corporation hereby approves and declares it advisable that the Certificate of Incorporation be amended (the “Amendment”) by deleting in its entirety the Article FOURTH and replacing it with the following:

“FOURTH: Section 4.1 The Corporation is authorized to issue 1,000 shares of common stock, par value $.01 per share (“Common Stock”) and 10,000 shares of non-voting common stock, $.01 par value per share (“Non-Voting Common Stock”).

Section 4.2 A holder of shares of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder and shall be entitled to vote with respect to all matters as to which a stockholder of a Delaware corporation would be entitled to vote.

Section 4.3 A holder of shares of Non-Voting Common Stock shall not be entitled to vote on any matters which come before the stockholders except as otherwise expressly provided by law, in which case, each holder of Non-Voting Common Stock shall be entitled to one vote for each share of Non-Voting Common Stock held. In all other respects, each holder of shares of Non-Voting Common Stock shall possess all of the same rights as the holders of shares of Common Stock, including, without limitation, with respect to notices of meetings, dividends, and liquidation.”

SECOND: That thereafter, pursuant to the resolution of its Board of Directors, such sole stockholder of the Corporation, in accordance with Section 228 of the General Corporation Law of the State of Delaware, in lieu of a meeting of the stockholders, approved the amendment by written consent.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on this 11th day of December, 2008.

By:	/s/ Craig Jantzi
Name: Craig Jantzi
Title: Treasurer

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CLIENTLOGIC INTERNATIONAL HOLDING, INC.

* * * * *

ClientLogic International Holding, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:

A. The name of the corporation is ClientLogic International Holding, Inc. (the “Corporation”). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 5, 1999.

B. This Certificate of Amendment of the Certificate of Incorporation has been duly adopted by the unanimous written consent of the board of directors of the Corporation and by consent of the sole stockholder of the Corporation in accordance with Sections 242 and 228 of the General Corporation Law of the State of Delaware.

C. The First Article of the Corporation’s Certificate of Incorporation is amended in its entirety to read as follows:

FIRST: The name of the corporation is Sitel International Holdings, Inc. (the “Corporation”).

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Legal Officer and Corporate Secretary this 30 day of January, 2007.

/s/ Terrence Mitchell Leve, Sr.
Terrence Mitchell Leve, Sr. Chief Legal Officer and Corporate Secretary

CERTIFICATE OF INCORPORATION

OF

CLIENTLOGIC INTERNATIONAL HOLDING, INC.

I, the undersigned natural person acting as an incorporator of a corporation (hereinafter called the “Corporation”) under the General Corporation Law of the State of Delaware (“DGCL”), do hereby adopt the following Certificate of Incorporation for the Corporation:

FIRST: The name of the Corporation is ClientLogic International Holding, Inc.

SECOND: The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

THIRD: The purpose for which the Corporation is organized is to engage in any and all lawful arts, and activity for which corporations may be organized under the DGCL. The Corporation will have perpetual existence.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares, par value $0.01 per share, designated Common Stock.

FIFTH: The name of the incorporator of the Corporation is Elena Augustinova Anderson, and (the mailing address of such incorporator is 100 Crescent Court, Suite 1300, Dallas, Texas 75201-6950.

SIXTH: The number of directors constituting the initial board of directors is one (1) and the name and mailing address of such person who is to serve as director until the first annual meeting of stockholders or until his successor is elected and qualified is as follows:

Steven M. Kawalick	8117 Preston Road, Suite 205
Dallas, Texas 75225

SEVENTH: Directors of the Corporation need not be elected by written ballot unless the bylaws of the Corporation otherwise provide.

EIGHTH: The directors of the corporation shall have the power to adopt, amend, and repeal the bylaws of the Corporation.

NINTH: No contract or transaction between the corporation and one or more of its directors, officers, or stockholders or between the Corporation and any person (as used herein, “person” means any other corporation, partnership, association, firm, trust, joint venture, political subdivision, or instrumentality) of other organization in which one or more of its directors, officers, or stockholders are directors, officers, or stockholders, or have a financial interest, shall be void of voidable solely for this reason, or solely because the director or officer is present at or participate in the meeting of the board or committee which authorizes the contract or transaction, or solely because his, her, or their votes are counted for such purpose, if: (i) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee, and the board of directors of committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (ii) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to the vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the corporation as of the time it is authorized, approved, or ratified by the board of directors, a committee thereof, or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.

TENTH: The Corporation shall indemnified any person who was, is , or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a director or officer of the corporation or (ii) while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust employee benefit plan, or other enterprise, to the fullest extent permitted under the DGCL, as the name exist or may hereafter be amended. Such right shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of the director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this Article Tenth is in effect. Any repeal or amendment of this Article Tenth shall be prospective only and shall not limit the right of any such director or officer or the obligation of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the forgoing capacities prior to any such repeal or amended to this Article Tenth. Such right shall include the right to be paid by the Corporation expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the DGCL, as the same exists or may hereafter be amended. If a

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claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense are not permitted under the DGCL, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances not an actual determination by the Corporation (including its board of directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall insure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, by-law, resolution of stockholders or directors, agreement, or otherwise.

The Corporation may additionally indemnify any employee or agent of the Corporation to the fullest extent permitted by law.

As used herein, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigation, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

ELEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or amendment of this Article Eleventh by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation arising from an act or omission occurring prior to the time of such repeal or amendment. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the foregoing provisions of this Article Eleventh, a director shall not be liable to the Corporation or its stockholders to such further extent as permitted by any law hereafter enacted, including without limitation any subsequent amendment to the DGCL.

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TWELFTH: The Corporation expressly elects not to be governed by Section 203 of the DGCL.

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I, the undersigned, for the purpose of forming the Corporation under the laws of the State of Delaware, do make, file, and record this Certificate of Incorporation and do certify that this is my act and deed and that the facts stated herein are true and, accordingly, I do hereunto set my hand on his 4th day of October, 1999.

/s/ Elena Augustinova Anderson
Elena Augustinova Anderson

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